Exhibit 8.1
[Letterhead of Davis Polk & Wardwell]
January 9, 2006
SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont, California 94538
Ladies and Gentlemen:
     We have acted as special counsel to SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Company”), in connection with the Company’s offering (the “Offering”) of its Ordinary Shares, par value $0.00016667 per share (the “Shares”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
     We have considered the statements included in the registration statement on Form S-1 (File No: 333-129134) (the “Registration Statement”) under the caption “Material United States Federal Tax Consequences.” In our opinion, insofar as such statements constitute a summary of the United States federal tax laws referred to therein, they are accurate and fairly summarize in all material respects the United States federal tax laws referred to therein.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the federal laws of the United States of America.
     This opinion is rendered solely to you in connection with the above matter. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Offering and further consent to the reference to our name under the captions “Material United States Federal Tax Consequences” and “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ Davis Polk & Wardwell